Exhibit 1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference to of Music Licensing, Inc Annual Report pursuant to Regulation A of the Securities Act of 1933 on Form 1-K as filed with the SEC of our audit report dated February 22, 2024, with respect to the balance sheet of Music Licensing, Inc. as of December 31, 2022 and 2023, and the related statements of operations, changes in equity, and cash flows for the years ended December 31, 2022 and 2023.

Certified Public Accountant, NH 08224

CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com